Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES RETIREMENT OF

CORPORATE CONTROLLER CHARLES COLLINS

JACKSON, Miss. (September 3, 2013) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that Charles F. Collins, vice president and controller and the Company’s chief accounting officer, will retire from Cal-Maine Foods effective December 31, 2013. The Company is considering candidates for this position and will name a successor prior to his retirement date.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, commented, “In his long tenure of dedicated service, Charlie Collins has played an important role in the growth and development of Cal-Maine Foods. He joined the Company’s Maine division in 1969 and moved to the corporate offices in Jackson in 1980. He also served as a director of the Company from 1983 to 2004. Charlie Collins has been a valued advisor and we are very grateful for his many contributions to our success. We wish him all the best in his retirement."

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905